CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the Forum Funds and to the use of our report dated August 15, 2013 on the financial statements and financial highlights of DF Dent Premier Growth Fund and DF Dent Midcap Growth Fund, each a series of shares of beneficial interest in the Forum Funds. Such financial statements and financial highlights appear in the June 30, 2013 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania
October 25, 2013